Frontier Financial Corporation Announces Outstanding Third Quarter 2006 Results; Earnings up 36.4%, Driven by Margin Expansion

EVERETT, WA -- 10/19/2006 -- Frontier Financial Corporation (NASDAQ: FTBK) today announced earnings for the third quarter ended September 30, 2006. Net income for the third quarter 2006 increased 36.4% to $18.5 million, compared with net income of $13.6 million in 2005. This was a result of a pre-tax increase in net interest income in 2006 of $9.5 million which was driven by the tax equivalent net interest margin expanding to 5.82% for the quarter. On a diluted per share basis, third quarter net income for 2006 was $.40 per share compared with $.32 in 2005, an increase of 25.0%, adjusted for the 3-for-2 stock split as of September 12, 2006. Annual return on average assets and return on average equity for the quarter was 2.37% and 19.85%, respectively, compared to 2.14% and 19.33%, respectively, for 2005.

John J. Dickson, President and CEO of Frontier Financial Corporation, said, "We achieved outstanding third quarter earnings and loan growth. Loans increased by $518.9 million, or 22.5% since September 30, 2005 and increased $75.0 million, or 2.7% for the third quarter 2006. Our year-to-date loan growth of $439.8 million exceeds our loan growth for the entire year of 2005, which was $411.2 million."

Dickson continued, "The robust loan growth in 2006 is being driven by the residential real estate construction and land development market in the Puget Sound, which continued to be strong in the third quarter. Our new loan originations for the third quarter were $496.0 million, compared to the third quarter of 2005 of $454.7 million, and compared to the second quarter 2006 originations of $477.8 million."

Dickson stated, "Our tax equivalent net interest margin was 5.82% for the third quarter 2006, and was 5.56% for the same period in 2005, an expansion of 26 basis points, primarily due to the six Federal Reserve Board rate increases over the past year. We were pleased by our margin expansion of 16 basis points over the second quarter of 2006. With the Federal Reserve Board's last rate increase on June 29th, we had expected the lag factor on the cost of funds to compress our margin in the third quarter. However, we experienced a leveling in our cost of funds late in the third quarter due to the drop in short-term treasury rates. While our variable rate assets are primarily indexed to the prime rate, we have approximately $300 million in deposits indexed to the 13-week treasury auction."

Highlights

For the third quarter 2006:

--  Third quarter earnings of $18.5 million, up 36.4% from the third quarter 2005 of $13.6 million.
--  Fully diluted third quarter earnings per share increased 25.0% to $.40 from $.32 a year ago.
--  Tax equivalent net interest margin up to 5.82% in the third quarter from 5.56% in the third quarter of 2005, and up from 5.66% in the second quarter of 2006.
--  Efficiency ratio continues as one of the industry's best at 35% for the third quarter, down from 40% for the third quarter 2005.
--  Return on average equity of 19.85% for the third quarter, up from
    19.33% for third quarter 2005.
--  Return on average assets of 2.37% for the third quarter, compared to
    2.14% for third quarter 2005.
--  Declared a 3-for-2 stock split to shareowners of record as of
    September 12, 2006, and was paid on September 26, 2006.
--  Increased fourth quarter 2006 cash dividend of $.15 per share, an increase of 36.4% over the fourth quarter 2005.
For the nine months ended September 30, 2006:
--  Year-to-date earnings of $51.4 million, up 37.8% from $37.3 million for the same period 2005.
--  Fully diluted year-to-date earnings per share increased 29.9% to $1.13 from $.87 a year ago.
--  Year-to-date tax equivalent net interest margin up to 5.70% from 5.38%
    a year ago.
--  Efficiency ratio continues as one of the industry's best at 37% for year-to-date 2006 versus 41% for year-to-date 2005.
--  Year-to-date return on average equity of 19.21% up from 18.42% for the same time period 2005.
--  Year-to-date return on average assets of 2.28%, compared to 2.05% a year ago.
Asset Quality

As of September 30, 2006, nonperforming assets were .24% of total assets compared to .01% a year ago, and down from .44% at June 30, 2006. Nonaccruing loans were $7.6 million at September 30, 2006, up from $366 thousand at September 30, 2005. The ratio of loans past due over 30 days was .33% of total loans at September 30, 2006, down 24 basis points from the previous quarter end. The nonperforming assets and the delinquency ratios are centered in one loan totaling $7.1 million. "The quality of the loan portfolio continues to remain very strong due to our conservative underwriting standards," said Lyle E. Ryan, President of Frontier Bank.

During the third quarter of 2006, the Corporation provided $1.7 million for loan losses as compared to $1.4 million for the third quarter of 2005. The total allowance for loan losses stood at $40.0 million, or 1.41% of total loans outstanding compared to $33.2 million, or 1.44% of total loans outstanding for the same time period last year. The allowance for loan losses, including the reclassified allocation for undisbursed loans of $3.5 million, would amount to a total allowance of $43.5 million, or 1.54% of total loans outstanding as of September 30, 2006. For the quarters ended September 30, 2006 and 2005, net loan charge offs amounted to $1.3 million and a net recovery of $356 thousand, respectively.

Third Quarter 2006 Operating Results

Operating Results

Net interest income for the third quarter of 2006 was $42.7 million, an increase of $9.5 million, or 28.8%, compared to $33.1 million for the prior year third quarter.

Frontier's tax equivalent net interest margin increased to 5.82% for the third quarter 2006, compared to 5.56% for the third quarter 2005, and increased from 5.66% at the quarter ended June 30, 2006. The yield on earning assets increased 118 basis points to 8.94% in the third quarter 2006 from 7.76% in the third quarter 2005, and increased 29 bps from 8.65% in the quarter ended June 30, 2006. The cost of funds increased 111 basis points to 4.00% in the third quarter 2006 from 2.89% in the third quarter 2005, and increased 24 bps from 3.76% in the quarter ended June 30, 2006. Approximately 53.3% of the Corporation's loans are variable rate (immediately repriceable) and 15.0% are adjustable rate, which reprice within three months to five years, depending on the index.

Total noninterest income for the third quarter increased $49 thousand, up 1.4% to $3.5 million from $3.4 million, in 2005. Service charges decreased $56 thousand, or 5.1% to $1.0 million. The lack of service charge growth on deposit accounts is due to increased earnings credit rates, and customers' increased usage of debit and credit cards. Other noninterest income for the third quarter decreased $83 thousand, down 4.2% to $1.9 million from $2.0 million in 2005.

Total noninterest expense increased $1.8 million to $16.4 million, for the quarter ending September 30, 2006, up 12.6%, compared with the same period last year. Salaries and benefits increased $1.2 million or 12.5%. Of the 12.5% increase, approximately 9.1% related to staff additions, and 3.4% related to salary and incentive increases. Occupancy expense increased $398 thousand or 21.3%, due to the opening of three new branches over the prior year. Other noninterest expense increased $289 thousand or 10.0%.

Balance Sheet and Capital Management

At September 30, 2006, Frontier's total assets were $3.15 billion, and deposits totaled $2.46 billion, an increase of 22.2% and 21.6%, respectively, compared to September 30, 2005. Net loans of $2.79 billion and investments of $118.7 million reflected an increase of 22.5% and a decrease of .2%, respectively.

Shareowners equity of the Corporation was $382.8 million at September 30, 2006, up from $286.0 million a year ago, an increase of 33.9%. Weighted average year-to-date diluted shares totaled 45,743,603 for 2006 versus 42,832,271 for 2005, adjusted for the 3-for-2 stock split as of September 12, 2006.

Dickson stated, "The previously announced fourth quarter 2006 cash dividend of $.15 per share, an increase of 36.4% over the fourth quarter 2005, and a 25% increase over the third quarter 2006, representing the 28th consecutive quarter of increased cash dividends, will be paid to shareowners on Tuesday, October 24, 2006." Frontier began paying cash dividends to shareowners in 1999.

Branch Additions and Merger

On January 31, 2006, Frontier closed the merger of NorthStar Financial Corporation. The year-over-year growth comparison includes the NorthStar impact.

Frontier expects to open its 45th office in Bellevue in December 2006, located at 520 112th Avenue NE.

Certain amounts in prior years' financial statements have been reclassified to conform to the 2006 presentation. These classifications have not had an effect on previously reported income or equity.

Frontier Financial Corporation is a Washington-based financial holding company providing financial services through its commercial bank subsidiary, Frontier Bank. Frontier Bank offers a wide range of financial services to businesses and individuals in its market area, including investment and insurance products.

CERTAIN FORWARD-LOOKING INFORMATION -- This press release contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). This statement is included for the express purpose of availing Frontier of the protections of the safe harbor provisions of the PSLRA. The forward-looking statements contained herein are subject to factors, risks and uncertainties that may cause actual results to differ materially from those projected. The following items are among the factors that could cause actual results to differ materially from the forward-looking statements: general economic conditions, including their impact on capital expenditures; business conditions in the banking industry; recent world events and their impact on interest rates, businesses and customers; the regulatory environment; new legislation; vendor quality and efficiency; employee retention factors; rapidly changing technology and evolving banking industry standards; competitive standards; competitive factors, including increased competition with community, regional and national financial institutions; fluctuating interest rate environments; higher than expected loan delinquencies; and similar matters. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only at the date of this release. Frontier undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date of this release. Readers should carefully review the risk factors described in this and other documents Frontier files from time to time with the Securities and Exchange Commission, including Frontier's 2005 Form 10-K.

          FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED STATEMENT OF INCOME
                           (Unaudited)

(In thousands, except for
 shares and per share
 amounts)                     Three Months Ended      Nine Months Ended
                            ----------------------  ----------------------
                            September    September   September   September
                                30,         30,         30,         30,
                               2006        2005        2006        2005
                            ----------  ----------  ----------  ----------
INTEREST INCOME
  Interest and fees on
   loans                    $   64,554  $   45,459  $  178,531  $  124,370
  Interest on investments        1,647       1,304       4,236       3,947
                            ----------  ----------  ----------  ----------
    Total interest income       66,201      46,763     182,767     128,317
                            ----------  ----------  ----------  ----------
INTEREST EXPENSE
  Interest on deposits          20,162      10,792      52,718      28,619
  Interest on borrowed
   funds                         3,371       2,841       9,897       8,035
                            ----------  ----------  ----------  ----------
    Total interest expense      23,533      13,633      62,615      36,654
                            ----------  ----------  ----------  ----------
Net interest income             42,668      33,130     120,152      91,663
                            ----------  ----------  ----------  ----------
PROVISION FOR LOAN LOSSES       (1,700)     (1,400)     (5,200)     (3,300)
                            ----------  ----------  ----------  ----------
Net interest income after
 provison for loan losses       40,968      31,730     114,952      88,363
                            ----------  ----------  ----------  ----------
NONINTEREST INCOME
  Provision for loss on
   equity investment                 -          (2)          -        (210)
  Gain on sale of secondary
   mortgage loans                  379         364       1,048         920
  Service charges on
   deposit accounts              1,037       1,093       3,163       3,330
  Gain on sale of premises
   and equipment                   171           -       2,395           -
  Other noninterest income       1,879       1,962       5,614       5,993
                            ----------  ----------  ----------  ----------
    Total noninterest
     income                      3,466       3,417      12,220      10,033
                            ----------  ----------  ----------  ----------
NONINTEREST EXPENSE
  Salaries and employee
   benefits                     10,417       9,256      30,984      26,495
  Occupancy expense              2,265       1,867       6,756       5,507
  State business taxes             534         545       1,708       1,491
  Other noninterest expense      3,192       2,903       9,997       8,599
                            ----------  ----------  ----------  ----------
    Total noninterest
     expense                    16,408      14,571      49,445      42,092
                            ----------  ----------  ----------  ----------
INCOME BEFORE INCOME TAXES      28,026      20,576      77,727      56,304

PROVISION FOR INCOME TAXES      (9,500)     (6,998)    (26,368)    (19,021)
                            ----------  ----------  ----------  ----------
    NET INCOME              $   18,526  $   13,578  $   51,359  $   37,283
                            ==========  ==========  ==========  ==========
Weighted average number of
 shares outstanding for the
 period                     45,276,225  42,558,987  44,901,918  42,428,415
Basic earnings per share    $     0.41  $     0.32  $     1.14  $     0.88
                            ==========  ==========  ==========  ==========
Weighted average number of
 diluted shares
 outstanding for period     45,743,603  42,832,271  45,346,480  42,663,293
Diluted earnings per share  $     0.40  $     0.32  $     1.13  $     0.87
                            ==========  ==========  ==========  ==========
Efficiency ratio                    35%         40%         37%         41%
Return on average assets          2.37%       2.14%       2.28%       2.05%
Return on average equity         19.85%      19.33%      19.21%      18.42%
Net interest margin               5.79%       5.52%       5.66%       5.35%
TE Effect                         0.03%       0.04%       0.04%       0.03%
                            ----------  ----------  ----------  ----------
*TE Net interest margin           5.82%       5.56%       5.70%       5.38%
                            ==========  ==========  ==========  ==========

*Tax equivalent is a nonGAAP performance measurement used by management in operating the business. Management believes this provides investors with a more accurate picture of the net interest margin for comparative purposes.

           FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES
                    CONSOLIDATED BALANCE SHEET
                           (Unaudited)

(In thousands, except shares)

                                  September 30,  December 31, September 30,
ASSETS                                 2006          2005          2005
                                   -----------   -----------   -----------
Cash & due from banks              $    90,235   $    85,631   $    97,912
Federal funds sold                      26,501           733         3,004
Securities:
   Available for sale-fair value       114,259       104,904       111,460
   Held to maturity-amortized cost       4,410         5,713         7,416
                                   -----------   -----------   -----------
        Total securities               118,669       110,617       118,876

Loans receivable:
  Held for sale                          6,091         5,711         5,793
  Held for portfolio, net of
   unearned income                   2,822,930     2,383,513     2,304,378
  Less allowance for loan losses       (40,014)      (33,805)      (33,196)
                                   -----------   -----------   -----------
        Net loans                    2,789,007     2,355,419     2,276,975
Premises & equipment, net               28,481        29,769        29,814
Intangible assets                       40,548         6,476         6,476
Federal Home Loan Bank stock            15,030        14,154        14,154
Bank owned life insurance               21,969        18,136        17,948
Other assets                            23,472        19,340        15,751
                                   -----------   -----------   -----------
     TOTAL ASSETS                  $ 3,153,912   $ 2,640,275   $ 2,580,910
                                   ===========   ===========   ===========
LIABILITIES
Deposits:
  Noninterest bearing              $   383,767   $   395,852   $   388,241
  Interest bearing                   2,076,914     1,665,528     1,635,629
                                   -----------   -----------   -----------
     Total deposits                  2,460,681     2,061,380     2,023,870
Federal funds purchased and
 securities sold under repurchase
 agreements                             13,496        20,813        14,597
Federal Home Loan Bank advances        267,965       240,000       240,075
Junior subordinated debt                 5,156             -             -
Other liabilities                       23,798        21,985        16,380
                                   -----------   -----------   -----------
     TOTAL LIABILITIES               2,771,096     2,344,178     2,294,922
                                   -----------   -----------   -----------
SHAREOWNERS' EQUITY

Common stock, no par value;
 100,000,000 shares authorized         182,302       131,695       131,296
Retained earnings                      194,332       159,978       150,514
Accumulated other comprehensive
 income, net of tax effect               6,182         4,424         4,178
                                   -----------   -----------   -----------
     TOTAL SHAREOWNERS' EQUITY         382,816       296,097       285,988
                                   -----------   -----------   -----------
TOTAL LIABILITIES AND SHAREOWNERS'
 EQUITY                            $ 3,153,912   $ 2,640,275   $ 2,580,910
                                   ===========   ===========   ===========
Shares outstanding at end of
 period                             45,315,383    42,657,225    42,622,268

Book value                         $      8.45   $      6.94   $      6.71
Tangible book value                       7.55          6.79          6.56

Contact:
John J. Dickson
Frontier Financial Corporation
President & CEO
425-514-0700

Lyle E. Ryan
Frontier Bank
President & COO
425-514-0700